As filed with the Securities and Exchange Commission on July 21, 2008
Registration No. 333-151463
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO
FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Dell Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	3571 (Primary Standard Industrial Classification Code Number)	74-2487834 (I.R.S. Employer Identification Number)

One Dell Way
Round Rock, Texas 78682
(512) 338-4400
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Lawrence P. Tu
Senior Vice President and General Counsel
Dell Inc.
One Dell Way
Round Rock, Texas 78682
(512) 338-4400
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With copies to:

Janet B. Wright Director – Corporate Legal Dell Inc. One Dell Way Round Rock, Texas 78682 (512) 338-4400	Mark E. Betzen Jones Day 2727 North Harwood Street Dallas, Texas 75201 (214) 220-3939

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell or buy these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or buy these securities and it is not soliciting an offer to sell or buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated [•], 2008

PROSPECTUS

Dell Inc.

1,852,486 Units
Dell Inc. Common Stock Fund
Dell Inc. 401(k) Plan
Rescission Offer

Under the terms and conditions described in this prospectus, we are offering to rescind (the “Rescission Offer”) the previous purchase of units in the Dell Inc. Stock Fund (the “Dell Stock Fund”) by persons who acquired such units (the “Units”) through the Dell Inc. 401(k) Plan (the “Plan”) between March 31, 2006 and April 3, 2007 (the “Purchase Period”). Each Unit represents an interest in shares of our common stock, par value $0.01 per share, plus a varying amount of short-term liquid investments.

The Rescission Offer applies to Units purchased during the Purchase Period at prices ranging from $109.03 per Unit to $162.45 per Unit.

If you purchased Units pursuant to the Plan during the Purchase Period and accept the Rescission Offer, you will receive:

•	In the event you sold such Units at a loss, an amount equal to the excess of the amount you paid for such Units over the proceeds from your sale of the Units, plus interest.

•	In the event you currently hold such Units, upon your tender of such Units to us by accepting the Rescission Offer, the amount you paid for such Units, plus interest from the date of the purchase. However, we will not repurchase the Units if the amount you paid for the Units, plus interest, is less than the value of the Units on the date of expiration of this Rescission Offer.

Although this prospectus uses the term “interest” when describing the calculation of the Rescission Offer price, the term is only intended to describe the method used to calculate the payment amount, and the payment is not considered interest for federal income tax purposes. Instead, the entire amount will be considered as a payment for the sale of your Shares.

The Rescission Offer will expire at 3:00 p.m., U.S. Central Time, on September 26, 2008 (the “Expiration Date”), which is [•] days from the date of this prospectus.

Our common stock is listed on The NASDAQ Stock Market under the trading symbol “DELL.” The last reported sale price of our common stock (as reported on The NASDAQ Stock Market) on [•], 2008, was $[•] per share. The value of a Unit on such date was $[•]. Our principal executive offices are located at One Dell Way, Round Rock, Texas 78682. Our telephone number is (512) 338-4400.

You may elect to accept the Rescission Offer by submitting a Rescission Offer Acceptance Form to us on or before the Expiration Date as set forth in this prospectus. You do not need to take any action to reject the Rescission Offer. If you fail to return the Rescission Offer Acceptance Form by the Expiration Date, you will be deemed by us to have rejected the Rescission Offer. Acceptance or rejection of the Rescission Offer may prevent you from maintaining any action against us based on a claim that we failed to register shares of our common stock represented by the Units purchased pursuant to the Plan during the Purchase Period. In any event, any such claim may be barred by applicable statutes of limitations. See “Risk Factors – Your right of rescission, if any, under federal and state law may not survive if you affirmatively reject or fail to accept the Rescission Offer” on page [•].

Investing in Units, and in the shares of our common stock represented thereby, involves risks. See “Risk Factors” on page [•].

The shares of our common stock represented by the Units subject to the Rescission Offer may be deemed not to have been properly registered under the Securities Act of 1933, as amended (the “Securities Act”), because we inadvertently exceeded the number of shares of our common stock registered with the Securities and Exchange Commission (the “SEC”) for offer and sale to participants under the Plan. This prospectus is part of a Registration Statement on Form S-1 filed with the SEC to register these shares, regardless of whether or not you accept the Rescission Offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [•], 2008

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. This prospectus is not an offer to sell or purchase nor is it soliciting an offer to buy or sell these securities in any jurisdiction where such offer, solicitation or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of its date and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless otherwise stated or the context otherwise requires, references in this prospectus to “Dell,” “we,” “us,” and “our” refer to Dell Inc. and its subsidiaries.

i

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents to which we refer you in this prospectus contain “forward-looking statements” that are based on Dell’s current expectations. Actual results in future periods may differ materially from those expressed or implied by those forward-looking statements because of a number of risks and uncertainties. In addition to other factors and matters contained or incorporated by reference in this document, including those disclosed under “Risk Factors,” these statements are subject to risks, uncertainties and other factors, including, among others:

•	our expectations regarding the effect of the Rescission Offer on the rescission or damage rights of Plan participants;

•	the applicability of exemptions from state law with respect to the sale and issuance of the shares underlying the Units and to the Rescission Offer;

•	general economic, business and industry conditions;

•	our ability to maintain a cost advantage over our competitors;

•	our ability to generate substantial non-U.S. net revenue;

•	our ability to accurately predict product, customer and geographic sales mix and seasonal sales trends;

•	information technology and manufacturing infrastructure failures;

•	our ability to effectively manage periodic product transitions;

•	disruptions in component or product availability;

•	our reliance on vendors;

•	our reliance on third-party suppliers for quality product components, including reliance on several single-source or limited-source suppliers;

•	our ability to access the capital markets;

•	our ability to maintain a strong internal control environment;

•	litigation and governmental investigations or proceedings arising out of or related to accounting and financial reporting matters;

•	our acquisition of other companies;

•	our ability to properly manage the distribution of our products and services;

•	our cost-cutting measures;

•	effective hedging of our exposure to fluctuations in foreign currency exchange rates and interest rates;

•	obtaining licenses to intellectual property developed by others on commercially reasonable and competitive terms;

•	our ability to attract, retain and motivate key personnel;

•	loss of government contracts;

•	expiration of tax holidays or favorable tax rate structures;

•	changing environmental laws;

•	the effect of armed hostilities, terrorism, natural disasters and public health issues; and

•	other risks detailed in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended February 1, 2008. See “Where You Can Find More Information” on page [•] of this prospectus.

QUESTIONS AND ANSWERS ABOUT THE RESCISSION OFFER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Rescission Offer. These questions and answers do not address all questions that may be important to you as a participant in the Plan who acquired Units between March 31, 2006, and April 3, 2007. Please refer to “The Rescission Offer” beginning on page [•] and the more detailed information contained elsewhere in this prospectus and the documents incorporated by reference into this prospectus, which you should read carefully.

Q:	Why are you making the Rescission Offer?

A:	Plan participants can purchase Units, which include indirect interests in Dell common stock, through the Plan. The Trustee of the Plan, JP Morgan Chase (the “Trustee”), holds the Plan’s shares of Dell common stock in the Dell Common Stock Fund, and Plan participants who invest in Units have an indirect interest in those shares through their Unit investment. Although the shares of Dell common stock held by the Trustee are purchased in the open market by the Trustee, the SEC takes the position that the participants’ investments in Units are investments in the shares of Dell common stock and that we are required to register the deemed sale of these shares to Plan participants with the SEC. We have discovered that we inadvertently exceeded the number of shares of our common stock registered with the SEC for sale to participants in the Plan.

We are making the Rescission Offer with respect to 1,852,486 Units sold pursuant to the Plan from March 31, 2006, through April 3, 2007. We are making the Rescission Offer to ensure compliance with the Securities Act and to limit any contingent liability we may have as a result of possible noncompliance with applicable federal registration requirements in connection with the purchase of Units by Plan participants. We believe that the statute of limitations period applicable to potential claims for rescission under the Securities Act is one year. Accordingly, in determining the Purchase Period, we selected a date after which no unregistered sales of Units were made under the Plan as the ending date of the Purchase Period, and a date that is twelve months earlier (rounded to the preceding calendar month end) as the beginning date of the Purchase Period. Non-employee members of our Board of Directors were not eligible to participate in the Plan and therefore are not eligible to participate in the Rescission Offer. Our current executive officers and employee members of our Board of Directors who purchased Units pursuant to the Plan during the Purchase Period do not intend to participate in the Rescission Offer.

Q:	What will I receive if I accept the Rescission Offer?

A:	The answer to this question depends on whether you still hold the Units purchased pursuant to the Plan during the Purchase Period:

•	If you have sold such Units at a loss, we will pay you an amount equal to the amount of the loss, plus interest at a rate of 5.27% per year. Interest will be paid on the amount you originally paid for the Units during the period from the date of your purchase of the Units through the date of your sale of the Units and on the loss you realized from your sale of the Units from the date of your sale through the date that payment is made by us.

•	If you currently hold such Units, we will repurchase such Units for the amount you paid for such Units, plus interest at a rate of 5.27% per year from the date you purchased the Units through the date that payment is made by us. However, we will not repurchase the Units if the amount you paid for the Units, plus interest (to the Expiration Date), is less than the value of the Units as of the Expiration Date, as it would not be economically beneficial to you.

Q:	When and how will I receive payment for my Units if I properly accept the Rescission Offer?

A:	If we receive a legible, properly completed Rescission Offer Acceptance Form from you on or before 3:00 p.m., U.S. Central Time, on the Expiration Date and we determine that you are eligible to accept the Rescission Offer, we expect that on or before October 3, 2008:

•	If you still have a Plan account and are an active employee of Dell, all proceeds to which you are entitled by accepting the Rescission Offer will be credited to your Plan account in accordance with your current investment elections for new contributions to the Plan. If you have separate investment elections on file for both employee and employer contributions, your proceeds will be invested in accordance with your investment elections for employer contributions.

•	If you have a Plan account but are not an active employee of Dell or do not have current investment elections on file, all proceeds to which you are entitled by accepting the Rescission Offer will be credited to your account and invested in the Dodge & Cox Balanced Fund.

•	If you no longer have a Plan account, a Plan account will be established for you and all proceeds to which you are entitled by accepting the Rescission Offer will be credited to your account and invested in the Dodge & Cox Balanced Fund. Distributions from your Plan account will be managed in accordance with the terms of the Plan as follows:

•	Plan account balance greater than $5,000. If your Plan account balance is greater than $5,000 and you are currently not employed by Dell, your assets will remain in the plan until you choose a distribution from the following two options: (1) a direct rollover to an IRA or another qualified plan, or (2) a lump sum payment. Absent an election by you, your account balance will remain in the Plan until a distribution is required by the Plan’s mandatory distribution rules. You should review the Plan Summary Plan Description for more information on mandatory distribution events.

•	Plan account balance greater than $1,000 but less than or equal to $5,000. If your Plan account balance is greater than $1,000 but less than or equal to $5,000, you will be required to elect one of the following: (1) direct rollover to an IRA or another qualified plan, or (2) lump sum payment. If you do not make one of these elections within 90 days from the date your rescission proceeds are deposited into your Plan account, your account balance will automatically be directed to a rollover IRA. You will be provided with a notice and information about distribution options approximately 90 days prior to your account balance being automatically rolled over. The materials include the name and contact information for the company in which your automatic rollover will be invested and an explanation of how to access information about any fees and expenses and how they will affect your IRA.

•	Plan account balance of $1,000 or less. If your Plan account balance is less than $1,000, you may elect one of the following: (1) direct rollover to an IRA or another qualified plan, or (2) lump sum payment. You will receive notification and information about distribution options after the date your rescission proceeds are credited to your Plan account. If you do not make an election within 90 days following that notification, your account balance will be distributed to you in a lump sum.

To make any of the above elections, contact the Dell Benefits Center at 1-888-335-5663. Proceeds will be transferred to your 401(k) Plan account within 3-5 business days following the Expiration Date.

We strongly encourage you to review the Plan Summary Plan Description that contains additional information on distribution of account balances. To obtain a copy of the Plan Summary Plan Description, go to the Dell intranet or contact the Dell Benefits Center at 1-888-335-5663. Payment of proceeds directly to you may result in adverse tax consequences. See “Material U.S. Federal Income Tax Considerations.”

Q:	What interest rate will be used in calculating any amounts owed to me?

A:	We will use an annual interest rate of 5.27%, which is calculated on the basis of the highest weekly average 1-year constant maturity Treasury yield in effect at any time during the Purchase Period.

Q:	Does it matter whether I purchased Units through salary deferrals, rollover contributions, loan repayments, company contributions or transfers between investment funds?

A:	No. All purchases of Units made pursuant to the Plan during the Purchase Period will be considered when determining whether you are eligible to accept the Rescission Offer.

Q:	Am I required to accept the Rescission Offer?

A:	No. You are not required to accept the Rescission Offer. Your decision to accept or reject the Rescission Offer is completely voluntary. If you are an employee of Dell, acceptance or rejection of the Rescission Offer will not have any bearing or effect on your employment status.

Q:	Should I accept the Rescission Offer?

A:	You must make your own decision whether to accept the Rescission Offer. In general, it may be economically beneficial to you to accept the Rescission Offer if:

•	you sold Units you purchased during the Purchase Period for less than you paid for them, or

•	you now hold Units you purchased during the Purchase Period that on the Expiration Date will be worth less than the Rescission Offer price for such Units (i.e., the price you paid for the Units, plus interest).

However, in making your decision whether to accept the Rescission Offer, you should consider all relevant factors in light of your particular circumstances, including the potential tax consequences of accepting the Rescission Offer (see “Material U.S. Federal Income Tax Consequences”) and, if you now hold Units you purchased during the Purchase Period, the possibility that the value of such Units may increase or decrease after the Expiration Date.

You should note, however, that under the terms of the Rescission Offer, we will not repurchase any Units unless our records indicate that (1) you sold Units you purchased during the Purchase Period for less than you paid for them and/or (2) you now hold Units you purchased during the Purchase Period that on the Expiration Date are worth less than the Rescission Offer price. Consequently, if you are unsure whether you sold Units at a loss or you are unsure whether Units you have continued to hold are likely to have a value on the Expiration Date less than the Rescission Offer purchase price, you may accept the Rescission Offer by signing and returning the Rescission Offer Acceptance Form that accompanies this Prospectus, and we will determine whether the criteria for the repurchase of your Units described above are satisfied. Unless these criteria are satisfied, we will not repurchase your Units pursuant to the Rescission Offer.

In applying those criteria, we will use a “first-in, first-out,” or “FIFO,” principle in determining whether Units were sold at a loss and whether you now hold Units eligible for repurchase pursuant to the Rescission Offer. You should apply the same principle in determining whether or not to accept the Rescission Offer. An example calculation using the FIFO principle is included with the Rescission Offer Acceptance Form that accompanies this prospectus.

WE URGE YOU TO REVIEW THIS PROSPECTUS CAREFULLY BEFORE DECIDING WHETHER TO ACCEPT OR REJECT THE RESCISSION OFFER.

If you have questions about the Rescission Offer acceptance process, you can call the Dell Inc. Rescission Offer Call Center by dialing your country’s international long distance access code followed by 877-888-4601, Monday through Friday between the hours of 8:00 a.m. and 8:00 p.m., U.S. Central Time.

Q:	Where can I find information about my purchases and sales of Units?

A:	Detailed information about your purchases of Units during the Purchase Period and any subsequent sales of such Units is available to you through your online account. You can access your online account through Your Benefits Resources (“YBR”) website.

If you are an active employee of Dell, you can access your online account through the Dell intranet by going directly to the YBR website at http://resources.hewitt.com/dell. To access YBR by way of the Dell intranet, go to “Your Pay and Investments” under “You and Dell” and click on the link titled “My 401(k).” You will be directed to the YBR website home page.

If you are not employed currently by Dell, you can access your online account at http://resources.hewitt.com/dell. Once you have accessed the YBR website, enter your Plan user ID and password. If you have forgotten your password or user ID, you can contact the Dell Benefits Center at 1-888-335-5663 for assistance.

Once you have logged on to the YBR website, from the YBR home page, click on the 401(k) tab, then “Find it Fast,” which is located in the drop-down menu on the upper right side of your screen, or click on “Manage Investments” in the blue panel at the top of your screen on the 401(k) page. In “Find it Fast,” select “Your Transactions,” and press the “Go” button on the right side of the drop-down menu. You then will be directed to the “Manage Your Investments” webpage. On this page, you will find details about your transaction history, including historical contributions, loan payments, investment fund transfers and other activities. Summary information about the Plan will be located towards the top of this webpage. You will need to scroll down below this summary information to see your detailed transaction history. Your transaction history will be arranged first by investment fund and then by the date of your transaction. Each entry on this webpage will contain the date of your transaction, the dollar amount of the transaction, the price used to value the transaction that day, Units bought or sold as part of that transaction and a brief description of the transaction type. To view a given date range of your activity, change the date range using the “From” and “To” drop-down menu boxes in the upper portion of your screen.

If your transaction history indicates that you sold Units at a loss, acceptance of the Rescission Offer may be economically beneficial to you. The historical transaction information available to you through your online account can also assist you in determining whether you should accept the Rescission Offer if you now hold Units you bought during the Purchase Period. If you believe the value of a Unit on the Expiration Date (taking into account the current market value of Dell common stock) will be less than the amount you paid during the Purchase Period for that Unit plus interest to the Expiration Date, acceptance of the Rescission Offer may be economically beneficial to you. The value of a Unit on [•], 2008, was $[•]. To obtain the current value of a Unit during the period the Rescission Offer is open and prior to the Expiration Date, you can access your online account by following the procedures listed above.

If you have any questions about accessing your Dell Stock Fund transaction history, you can find more information by accessing your account at http://resources.hewitt.com/dell. If you need further assistance or if you do not have access to your online account, you should call the Dell Benefits Center at 1-888-335-5663 to request a detailed listing of your transactions by mail or fax. Please allow 10-13 days to receive your transactions history. If you have questions about the Rescission Offer, you may call the Dell Inc. Rescission Offer Call Center by dialing your country’s international long distance access code followed by 877-888-4601, Monday through Friday between the hours of 8:00 a.m. and 8:00 p.m., U.S. Central Time.

Q:	Will the Rescission Offer affect my ability to direct transactions in my account?

A:	Yes. In order to ensure smooth processing of the Rescission Offer, if you hold Units purchased during the Purchase Period in the Dell Stock Fund as of the Expiration Date, all transactions relating to your Plan account will be temporarily suspended on the Expiration Date whether or not you accept the Rescission Offer and whether or not we repurchase your Units. This temporary suspension is called a “blackout period.” As a result, you will be subject to the risk that, due to events in the securities markets, the value of your Plan account could significantly decline during this period and you would not be able to transfer funds in and out of the Plan’s investment options, including the Dell Stock Fund, to avoid this result. For more information about the blackout period, see “Notice of Blackout Period.” The blackout period will commence at 3:00 p.m., U.S. Central Time, on the Rescission Offer Expiration Date of September 26, 2008; the blackout period is anticipated to end at 12:01 a.m., U.S. Central Time, on September 29, 2008, if you do not accept the offer and at 11:59 p.m., U.S. Central Time on October 1, 2008, if you accept the offer.

Q:	What is the effect of the Rescission Offer on my ability to assert claims?

A:	The rights remaining to the recipients of a rescission offer are not clearly delineated under federal or certain state securities laws. The staff of the SEC takes the position that a person’s federal right of rescission may survive a rescission offer.

For a more detailed description of the effect of the Rescission Offer on any applicable federal securities law claims, see “Risk Factors–The Rescission Offer may not bar claims relating to our non-compliance with securities laws, and we may continue to be contingently liable for rescission or damages in an indeterminate amount” and “Risk Factors–Your right of rescission, if any, under federal and state law may not survive if you affirmatively reject or fail to accept the Rescission Offer.”

Q:	May I accept the Rescission Offer in part?

A:	No. If you accept the Rescission Offer, then you must accept it for all Units that were purchased during the Purchase Period that you still hold as well as all Units that you purchased during the Purchase Period that were sold at a loss. As described above, however, if you accept the Rescission Offer, we will only repurchase those Units that, as of the Expiration Date, have a value less than the price you paid for the Units, plus interest (to the Expiration Date).

If you do not accept the Rescission Offer in full, you will retain ownership of all of your Units and will not receive any payment for the Units subject to the Rescission Offer.

Q:	What happens if I accept the Rescission Offer for Units that I currently hold in my account but the amount I would receive for the Units is less than the value of the Units on the Expiration Date?

A:	If you submit a Rescission Offer Acceptance Form, we will not repurchase those Units for which the price per Unit that you paid, plus interest (to the Expiration Date), is less than the value of a Unit as of the Expiration Date. Accordingly, those Units will remain in your Plan account.

Q:	When does the Rescission Offer expire?

A:	The Rescission Offer expires at 3:00 p.m., U.S. Central Time, on September 26, 2008, which is [•] days from the date of this prospectus.

Q:	What do I need to do now to accept the Rescission Offer?

A:	You may mail or fax to us your Rescission Offer Acceptance Form. In order to accept the Rescission Offer, you must complete, sign and date the Rescission Offer Acceptance Form and return it by mail or fax so that it is received by us on or before 3:00 p.m., U.S. Central Time, on September 26, 2008. The Rescission Offer Acceptance Form must be legible. You may mail your Rescission Offer Acceptance Form to:

Dell Inc. Rescission Offer
70 University Avenue, P.O. Box 5
Toronto, ON
M5J 2M4

If you choose to overnight your Rescission Offer Acceptance Form, please send it to:

Dell Inc. Rescission Offer
70 University Avenue, 8th Floor
Toronto, ON
M5J 2M4
877-888-4601

You may fax your Rescission Offer Acceptance Form to 888-810-7480 if you are in North America or to 800-810-7480-0 if you are outside of North America.

If you choose to accept the Rescission Offer, we recommend that you mail or fax the Rescission Offer Acceptance Form sufficiently in advance of the Expiration Date to ensure its receipt by the deadline specified above. The method for returning the Rescission Offer Acceptance Form is at your option and risk, and delivery will be deemed made only when actually received by us at the address or fax indicated above. If delivery is by mail, we recommend using registered mail with return receipt requested. You can also call the Dell Inc. Rescission Offer Call Center by dialing your country’s international long distance access code followed by 877-888-4601, Monday through Friday between the hours of 8:00 a.m. and 8:00 p.m., U.S. Central Time to confirm your Rescission Offer Acceptance Form was received.

WE MUST RECEIVE YOUR LEGIBLE AND PROPERLY COMPLETED RESCISSION OFFER ACCEPTANCE FORM ON OR BEFORE 3:00 P.M., U.S. CENTRAL TIME, ON THE EXPIRATION DATE OF SEPTEMBER 26, 2008. OTHERWISE, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER. WE WILL, IN OUR SOLE DISCRETION, DETERMINE WHETHER YOUR RESCISSION OFFER ACCEPTANCE FORM HAS BEEN PROPERLY COMPLETED AND WHETHER YOU ARE ELIGIBLE TO ACCEPT THE RESCISSION OFFER.

Proceeds will be disbursed to your 401(k) Plan account within 3-5 business days following the Expiration Date of the Rescission Offer.

We recommend that you write down your identification number printed on your Rescission Offer acceptance form. You will need to provide that identification number if you change your mind and decide to revoke your acceptance of the offer prior to the Expiration Date.

Q:	What do I need to do now to reject the Rescission Offer?

A:	You do not need to take any action to reject the Rescission Offer.

Q:	What happens if I do not return the Rescission Offer Acceptance Form?

A:	If you do not return the Rescission Offer Acceptance Form on or before the Expiration Date, you will be deemed to have rejected the Rescission Offer.

If you reject the Rescission Offer, you will not receive any payment with respect to the Units subject to the Rescission Offer. In addition, the shares included in the Units that you now own and that are subject to the Rescission Offer, for purposes of applicable federal securities law, will be registered securities as of the date of this prospectus.

Q:	What happens to my 401(k) account if I reject the Rescission Offer?

A:	If you hold Units in the Dell Stock Fund as of the Expiration Date, you will be subject to the blackout period even if you reject the Rescission Offer. This temporary suspension is called a “blackout period,” which will begin at 3:00 p.m., U.S. Central Time, on September 26, 2008. We currently anticipate the blackout period will end at 12:01 a.m., U.S. Central Time, on September 29, 2008, if you reject the Rescission Offer. You will be notified in the event that the blackout period is extended past such date. The Units will remain in your account and this Rescission Offer will not affect your ability to sell Units once the blackout period ends.

Q:	Can I change my mind after I have mailed my signed Rescission Offer Acceptance Form?

A:	Yes. You can change your decision about accepting or rejecting the Rescission Offer at any time before 3:00 p.m., U.S. Central Time, on the Expiration Date.

If you change your decision and want to reject the Rescission Offer after having submitted the Rescission Offer Acceptance Form, then you may reject the Rescission Offer by sending a notice via mail or fax that includes your name, your identification number located on your Rescission Offer Acceptance Form, and a clear indication that you are rejecting the Rescission Offer. You may mail your notice of rejection to:

Dell Inc. Rescission Offer
70 University Avenue, P.O. Box 5
Toronto, ON
M5J 2M4

If you choose to overnight your Rescission Offer Acceptance Form, please send it to:

Dell Inc. Rescission Offer
70 University Avenue, 8th Floor
Toronto, ON
M5J 2M4
877-888-4601

You may fax your notice of rejection to 888-810-7480 if you are in North America or to 800-810-7480-0 if you are outside of North America.

THIS NOTICE OF REJECTION MUST BE LEGIBLE AND RECEIVED BY MAIL OR FAX AT THE ABOVE ADDRESS ON OR BEFORE 3:00 P.M., U.S. CENTRAL TIME, ON THE EXPIRATION DATE OF SEPTEMBER 26, 2008. OTHERWISE YOU WILL BE DEEMED TO HAVE ACCEPTED THE RESCISSION OFFER PURSUANT TO YOUR ELECTION ON THE ORIGINAL RESCISSION OFFER ACCEPTANCE FORM(S).

Q:	Does the Rescission Offer affect any loan repayments I am currently making to the Plan?

A:	If you have an outstanding loan from the Plan, the amount that you are required to repay will not change as a result of your acceptance or rejection of the Rescission Offer. However, new loan and distribution requests made during the blackout period will be delayed until after the blackout period ends. Any requests made during the blackout period do not need to be resubmitted after the blackout period ends.

Q:	Who can help answer my questions?

A:	If you have any questions about accessing your Dell Stock Fund transaction history, you can find more information by accessing your account at http://resources.hewitt.com/dell. If you need further assistance or if you do not have access to your online account, you should call the Dell Benefits Center at 1-888-335-5663 to request a detailed listing of your transactions by mail or fax. Please allow 10-13 days to receive your records.

If you have questions regarding the Rescission Offer, you may call the Dell Inc. Rescission Offer Call Center by dialing your country’s international long distance access code followed by 877-888-4601, Monday through Friday, between the hours of 8:00 a.m. and 8:00 p.m., U.S. Central Time.

RISK FACTORS

An investment in our common stock involves risks. You should carefully consider the following risk factors relating to the Rescission Offer in addition to the risks identified in “Cautionary Statement Regarding Forward-Looking Statements” above and the risks identified in our Annual Report on Form 10-K for the year ended February 1, 2008, including those risks identified under the caption “Risk Factors” in our Annual Report on Form 10-K. Please see “Where You Can Find More Information” on page [•].

The Rescission Offer may not bar claims relating to our possible non-compliance with securities laws, and we may continue to be contingently liable for rescission or damages in an indeterminate amount.

It is not certain that the Rescission Offer will have the effect of barring claims relating to our possible non-compliance with applicable federal securities laws. If a person accepts the Rescission Offer, we believe our potential liability to that person will be eliminated. Should the Rescission Offer be rejected, we may continue to be contingently liable for rescission or damages, which could result in an adverse effect on our results of operations and financial condition. In addition, the Rescission Offer will not prevent regulators from pursuing enforcement actions or imposing penalties and fines against us with respect to any violations of securities laws. In any event, we do not expect the Rescission Offer to have a material impact on our financial condition or liquidity.

Your right of rescission, if any, under federal and state law may not survive if you affirmatively reject or fail to accept the Rescission Offer.

The rights remaining to the recipients of a rescission offer are not clearly delineated under federal or certain state securities laws. If you affirmatively reject or fail to accept the Rescission Offer, it is unclear whether your federal right of rescission, if any, will be preserved. The staff of the SEC takes the position that a person’s federal right of rescission may survive a rescission offer. However, the few federal courts that have addressed this issue in the past have suggested that, at least in certain circumstances, a person who rejects or fails to accept a rescission offer may be precluded from later seeking similar relief.

The Rescission Offer may also affect your right of rescission and your right to damages, if any, under state law. We believe that the sale of shares of our common stock included in the Units that are the subject of the Rescission Offer were exempt from registration under state laws. Furthermore, we believe that the Rescission Offer is exempt from registration under the laws of such states and thus need not comply with the laws of such states regulating such offers. However, we do not make any representation as to the compliance of this Rescission Offer with applicable state law. Under most state laws, acceptance or rejection of rescission offers may preclude offerees from initiating an action against the rescission offeror in connection with the registration of securities that are the subject of the rescission offer. We may assert, among other defenses, in any litigation initiated by a person eligible to participate in the Rescission Offer who accepts or rejects the Rescission Offer, that such person is stopped from asserting such claims as a result of the Rescission Offer.

Generally, the statute of limitations for enforcement of federal statutory rescission rights by a security holder is one year commencing on the date of the sale of the security sold in violation of the federal registration requirements, but in no event later than three years after the security was bona fide offered to the public. The Company believes that the one-year federal statute of limitations on sales of shares of our common stock represented by the Units has expired and that participants in the Plan now have no federal rescission rights except as a result of the tolling agreement described below under “The Rescission Offer–Effect of the Rescission Offer.” Statutes of limitations under state laws vary by state, with the limitation time period under many state statutes not typically beginning until the facts giving rise to a violation are known. Our Rescission Offer is not an admission that we did not comply with any federal and state registration or disclosure requirements nor is it a waiver by us of any applicable statute of limitations or any potential defense we may have. Determining when a statute of limitations expires under federal or state law can be a difficult issue, and you should consult with an attorney if you have any questions regarding how federal or state statutes of limitations may apply to any claims you have.

You will not be permitted to conduct any transactions within your Plan account for a period of time following the Expiration Date.

Because you will not be permitted to conduct any transactions with respect to your Plan account during this period, you will be subject to the risk that due to events in the securities markets, the value of your account could significantly decline during this period and you would not be able to make transfers to avoid or mitigate this result. In addition, any proceeds you receive for the sale of Units in the Rescission Offer will not be deposited into your Plan account for up to 3-5 business days following the Expiration Date. If you still have a Plan account and are an active employee of Dell, these proceeds will be allocated to your Plan account in accordance with your current investment elections for new contributions to the Plan. If you have separate investment elections on file for both employee and employer contributions, your proceeds will be invested in accordance with your investment elections for employer contributions. If you are not an active employee of Dell or do not have current elections on file, these funds will be credited to your Plan account and invested in the Dodge & Cox Balanced Fund. In all cases, you will be subject to the risk that the purchase price of the applicable investment could increase in value prior to the reinvestment of proceeds in your account, resulting in a higher unit cost for such investment. See “Notice of Blackout Period” for additional information.

OUR COMPANY

Dell listens to customers and delivers innovative technology and services they trust and value. As a leading technology company, we offer a broad range of product categories, including desktop PCs, servers and networking products, storage, mobility products, software and peripherals, and services. According to the IDC Worldwide Quarterly PC Tracker, we are the number one supplier of personal computer systems in the United States, and the number two supplier worldwide.

Our company is a Delaware corporation and was founded in 1984 by Michael Dell on a simple concept: by selling computer systems directly to customers, we can best understand their needs and efficiently provide the most effective computing solutions to meet those needs. Our corporate headquarters are located in Round Rock, Texas, and we conduct operations worldwide through subsidiaries.

Our principal executive offices are located at One Dell Way, Round Rock, Texas 78682. Our telephone number is (512) 338-4400.

THE RESCISSION OFFER

Background and Reasons for the Rescission Offer

The Plan is a qualified defined contribution plan under Section 401(a) of the Internal Revenue Code of 1986, as amended. The purpose of the Plan is to provide a voluntary, systematic method for participants to save a specified percentage of the participant’s compensation for retirement and to defer federal income tax and, where allowed, state, city and county income tax, on such compensation. JP Morgan Chase is the Trustee of the Plan.

Amounts in participants’ accounts are held in a trust fund maintained for the benefit of participants in the Plan. There are currently 11 core investment funds plus 6 pre-mixed portfolios available to participants under the Plan. All contributions to a participant’s Plan account are invested in accordance with his or her investment elections.

One of the investment choices in the Plan is the Dell Stock Fund, which gives participants the opportunity to invest some or all of the amounts deposited in their Plan account in Units principally comprised of Dell common stock. A participant’s investment in the Dell Stock Fund is measured in Units. Each Unit represents an interest in shares of our common stock plus a varying amount of short-term liquid investments. To effectuate purchases and sales of Units by participants, the Trustee will from time to time purchase and sell our common stock in the open market at market prices.

Plan participants can purchase Units, which include indirect interests in Dell common stock, through the Plan. The Trustee holds the Plan’s shares of Dell common stock in the Dell Common Stock Fund, and Plan participants who invest in Units have an indirect interest in those shares through their Unit investment. Although the shares of Dell common stock held by the Trustee are purchased in the open market by the Trustee, the SEC takes the position that the participants’ investments in Units are investments in the shares of Dell common stock and that we are required to register the deemed sale of these shares to Plan participants with the SEC. In the Spring of 2007, it appeared that the on-going Audit Committee investigation would prevent us from timely filing our annual report on Form 10-K for the fiscal year 2007. As a result, we began planning for a suspension of participant investments in the Dell Common Stock Fund under the Plan. In the process of planning for the suspension, we discovered that investments in the Dell Common Stock Fund under the Plan exceeded the number of shares we had registered on Form S-8. Our inadvertent failure to register with the SEC the sale of certain shares of our common stock under the Plan may have constituted a violation of Section 5 of the Securities Act (which generally requires registration of offers and sales of securities) and may give rise to liability under Section 12 of the Securities Act (which generally provides a rescission remedy for offers and sales of securities in violation of Section 5).

We are making the Rescission Offer with respect to 1,852,486 Units sold pursuant to the Plan during the Purchase Period. We are making the Rescission Offer to ensure compliance with the Securities Act and to limit any contingent liability we may have as a result of possible noncompliance with applicable federal registration requirements in connection with the purchase of Units by Plan participants. Non-employee members of our Board of Directors were not eligible to participate in the Plan and therefore are not eligible to participate in the Rescission Offer. Our current executive officers and employee directors who purchased Units pursuant to the Plan during the Purchase Period do not intend to participate in the Rescission Offer.

Effect of the Rescission Offer

If you reject, fail to timely accept, or fail to accept in full, the Rescission Offer by 3:00 p.m., U.S. Central Time, on the Expiration Date, or if you accept the Rescission Offer but we determine that you are not eligible to accept the Rescission Offer under the terms set forth in this prospectus, you will retain ownership of the Units and will not receive any payment for the Units subject to the Rescission Offer. In addition, the shares of common stock included in the Units that you now own that are subject to the Rescission Offer, for purposes of applicable federal securities law, will be registered securities as of the date of this prospectus.

Your acceptance of the Rescission Offer may preclude you from later seeking similar relief, if any is available. For federal securities law purposes, rejection or the failure to accept a rescission offer may not terminate an offeree’s right to bring a civil action against the offeror for failure to register securities under the Securities Act before expiration of the applicable statute of limitations. The staff of the SEC takes the position that a person’s federal right of rescission may survive a rescission offer. However, the few federal courts that have addressed this issue in the past have suggested that, at least in certain circumstances, a person who rejects or fails to accept a rescission offer may be precluded from later seeking similar relief.

The above discussion relates primarily to your potential rescission rights and does not address the antifraud provisions of federal securities laws or rights under state securities laws, common law or equity. We believe that the sale and issuance of shares of our common stock included in the Units that are the subject of the Rescission Offer were exempt from registration under state laws. Furthermore, we believe that this Rescission Offer is exempt from registration under state laws and thus need not comply with state laws regulating such offers. However, we do not make any representation as to the compliance of this Rescission Offer with any applicable state law. Under most state laws, acceptance or rejection of rescission offers may preclude offerees from initiating an action against the rescission offeror in connection with the registration of securities that are the subject of the rescission offer.

Generally, the federal statute of limitations for enforcement of such statutory rights by a security holder is one year commencing on the date of the sale of the security sold in violation of the federal registration requirements, but in no event later than three years after the security was bona fide offered to the public. The Company believes that the one-year federal statute of limitations on sales of shares of our common stock represented by the Units has expired and that participants in the Plan now have no federal rescission rights except as a result of the tolling agreement described below. Statutes of limitations under state laws vary by state, with the limitation period under many state statutes not typically beginning until the facts giving rise to the violation are known. Our Rescission Offer is not an admission that we did not comply with any federal or state registration or disclosure requirement nor is it a waiver by us of any applicable statute of limitations or any potential defense we may have. Determining when a statute of limitations expires under federal or state law can be a difficult issue, and you should consult with an attorney if you have any questions regarding how federal or state statutes of limitations may apply to any claims you have or regarding any of your legal rights and remedies before deciding whether or not to accept the Rescission Offer.

Prior to the commencement of the Rescission Offer, Dell entered into a Tolling and Standstill Agreement (the “Tolling Agreement”) with the Dell Inc. Benefits Administration Committee, acting on behalf of the Plan. Effectively, the Tolling Agreement stops the running of the one-year federal statute of limitations (or any other time related defense) as of March 31, 2007, for claims related to the Plan’s acquisition of unregistered Dell securities. As a result, claims of Plan participants for rescission of purchases of Units on and after March 31, 2006, will be deemed to be preserved until the earlier of completion of this Rescission Offer or termination of the Tolling Agreement. The Tolling Agreement may be terminated by Dell or by the Benefits Administration Committee at any time upon thirty days prior written notice. It may also be terminated by Dell upon ten (10) business days prior written notice if any claim related to the Plan’s acquisition of unregistered securities is brought against Dell by any person.

Terms of the Rescission Offer

If you purchased Units through the Plan during the Purchase Period and have already sold such Units at a loss, you may accept the Rescission Offer, in which case you will receive an amount equal to the amount you paid for the Units less the proceeds of the sale of the Units, plus interest at a rate of 5.27% per year. Interest will be paid on the amount originally paid for the Units from the date you purchased the Units through the date you sold the Units. Interest will also be paid on the loss realized from your sale of the Units from the date of such sale through the date that payment is made by us.

If you currently hold Units purchased through the Plan during the Purchase Period, you may accept the Rescission Offer, in which case the Trustee will sell the shares included in the Units and credit your Plan account with the amount you paid for the Units, plus interest at a rate of 5.27% per year for the period from the date you purchased the Units to the date payment is made by us. However, we will not repurchase any Unit if the price you paid for the Unit plus interest (to the Expiration Date) is less than the value of the Unit as of the Expiration Date, as it would not be economically beneficial to you.

Units are deemed sold in the order in which you purchased them. In order to determine which Units acquired during the Purchase Period are eligible for repurchase and which, if any, Units so acquired were sold at a loss, all Units acquired on your behalf pursuant to the Plan will be matched against all sales of Units during or after the Purchase Period by matching the first Unit acquired with the first Unit sold. This principle, commonly called “first-in, first-out,” or “FIFO,” will be used by Dell in determining which Units you sold at a loss and which Units you now hold are eligible for repurchase and should be used by you to help determine whether or not you wish to accept the Rescission Offer. An example of the application of the FIFO principle is included with the Rescission Offer Acceptance Form that accompanies this Prospectus.

Because this Rescission Offer is being made, in part, to limit any contingent liability that we may have as a result of possible noncompliance with applicable U.S. federal registration requirements, and because the offerees to whom this Rescission Offer is being made reside in a variety of U.S. jurisdictions, the Company believes that it is appropriate to use a U.S. federal reference rate of interest to determine the interest rate to be applied in this Rescission Offer. U.S. federal law does not provide a specific rate of interest to be used in rescission offers. However, we have determined that an appropriate interest rate to be applied in this Rescission Offer is the weekly average 1-year current maturity Treasury yield (“CMT”), as published by the Board of Governors of the Federal Reserve System. We have selected the CMT rate in effect on both June 30, 2006, and July 7, 2006 (5.27%), because it represents the highest CMT rate in effect for any calendar week during the Purchase Period and is significantly higher than the CMT rate in effect on the date of this prospectus. Consequently, we will apply an annual rate of interest of 5.27% to all interest rate calculations used in this Rescission Offer.

The Rescission Offer will expire at 3:00 p.m., U.S. Central Time, on September 26, 2008, which is [•] days from the date of this prospectus. If we receive a legible and properly completed Rescission Offer Acceptance Form from you on or before the deadline specified in the preceding sentence, and we determine that you are eligible to accept the Rescission Offer, we expect any proceeds to which you are entitled will be credited to your Plan account, or a Plan account established for you within 3-5 business days following the Expiration Date.

If you still have a Plan account and are an active employee of Dell, we will credit all proceeds resulting from acceptance of the Rescission Offer to your Plan account in accordance with your current investment elections for new contributions to the Plan. If you have separate investment elections on file for both employee and employer contributions, your proceeds will be invested in accordance with your investment elections for employer contributions. If you still have a Plan account, but you are not an active employee of Dell or do not have current investment elections on file, all proceeds resulting from acceptance of the Rescission Offer will be credited to your Plan account and invested in the Dodge & Cox Balanced Fund. If you no longer have a Plan account, a Plan account will be established for you and all proceeds payable to you under this Rescission Offer will be invested in the Dodge & Cox Balanced Fund. The Plan’s distribution rules vary based on your personal circumstances such as your account balance, age, and employment status. As a result, you should review the Plan Summary Plan Description and the “Questions and Answers About the Rescission Offer” located in this Prospectus for more information on your distribution options. Payment of proceeds directly to you may result in adverse tax consequences (see “Material U.S. Federal Income Tax Considerations”).

As of [•], 2008, the closing sale price of our common stock (as reported on The NASDAQ Stock Market) was $[•] per share. The value of a Unit on such date was $[•].

The tables below set forth (1) the highest and lowest net asset values of the Units for the first quarter of fiscal year 2009 and for each quarter during fiscal year 2008 and fiscal year 2007 and (2) the high and low sale prices of our common stock for the first quarter of fiscal year 2009 and for each quarter during fiscal year 2008 and fiscal year 2007.

	Fiscal
	Year 2009	Fiscal Year 2008				Fiscal Year 2007
	First	First	Second	Third	Fourth	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Unit value:
High	$113.47	$139.77	$159.04	$165.76	$163.88	$174.11	$143.95	$135.02	$150.02
Low	$99.23	$118.74	$133.95	$140.73	$109.02	$137.99	$109.03	$114.63	$128.05

	Fiscal
	Year 2009	Fiscal Year 2008				Fiscal Year 2007
	First	First	Second	Third	Fourth	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter	Quarter

Stock sales price per share:
High	$21.18	$25.95	$29.61	$30.77	$30.37	$32.00	$26.43	$24.62	$27.62
Low	$18.13	$21.61	$24.64	$24.96	$18.87	$25.32	$19.91	$20.99	$23.52

During the fiscal quarter ended May 2, 2008, we repurchased 52,330,027 shares of common stock at an aggregate purchase price of $1,031,001,292. Thereafter, through July 9, 2008, we repurchased 53,343,449 shares of common stock at an aggregate purchase price of $1,258,916,042. We have not sold significant amounts of our common stock during either of such periods other than upon the exercise of options granted under our Amended and Restated 2002 Long-Term Incentive Plan.

How to Accept or Reject the Rescission Offer

YOU ARE NOT LEGALLY REQUIRED TO ACCEPT THE RESCISSION OFFER.

How to accept the Rescission Offer

Acceptance of the Rescission Offer is optional. Generally, acceptance of the Rescission Offer is economically beneficial only if you have sold Units purchased during the Purchase Period at a loss, or if you currently hold Units purchased during the Purchase Period and the value of a Unit on the Expiration Date is less than the price you paid for the Unit, plus interest (to the Expiration Date).

You may accept your Rescission Offer by mail or fax. In order to accept the Rescission Offer, you must complete the Rescission Offer Acceptance Form and return it by mail or fax so that it is received by us on or before 3:00 p.m., U.S. Central Time, on September 26, 2008. The Rescission Offer Acceptance Form must be legible. You may mail your Rescission Offer Acceptance Form to:

Dell Inc. Rescission Offer
70 University Avenue, P.O. Box 5
Toronto, ON
M5J 2M4

If you choose to overnight your Rescission Offer Acceptance Form, please send it to:

Dell Inc. Rescission Offer
70 University Avenue, 8th Floor
Toronto, ON
M5J 2M4
877-888-4601

You may fax your Rescission Offer Acceptance Form to 888-810-7480 if you are in North America or to 800-810-7480-0 if you are outside of North America.

If you choose to accept the Rescission Offer, we recommend that you mail or fax the Rescission Offer Acceptance Form sufficiently in advance of the Expiration Date to ensure its receipt by the deadline specified above. The method for returning the Rescission Offer Acceptance Form is at your option and risk, and delivery will be deemed made only when actually received by us at the address or fax indicated above. If delivery is by mail, we recommend using registered mail with return receipt requested. You can also call the Dell Inc. Rescission Offer Call Center by dialing your country’s international long distance access code followed by 877-888-4601, Monday through Friday, between hours of 8:00 a.m. and 8:00 p.m., U.S. Central Time to confirm your Rescission Offer Acceptance Form was received.

WE MUST RECEIVE YOUR LEGIBLE AND PROPERLY COMPLETED RESCISSION OFFER ACCEPTANCE FORM ON OR BEFORE 3:00 P.M., U.S. CENTRAL TIME, ON THE EXPIRATION DATE, SEPTEMBER 26, 2008. OTHERWISE, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER. WE WILL, IN OUR SOLE DISCRETION, DETERMINE WHETHER YOUR RESCISSION OFFER ACCEPTANCE FORM HAS BEEN PROPERLY COMPLETED AND WHETHER YOU ARE ELIGIBLE TO ACCEPT THE RESCISSION OFFER.

Proceeds will be disbursed to your 401(k) Plan account within 3-5 business days following the Expiration Date.

How to reject the Rescission Offer

You do not need to take any action to reject the Rescission Offer. If you change your decision and want to reject the Rescission Offer after having submitted the Rescission Offer Acceptance Form, you may reject the Rescission Offer by sending a notice that includes your name, your identification number located on your Rescission Offer acceptance form, and a clear indication that you are rejecting the Rescission Offer to the attention of Dell Inc. Rescission Offer, at the address or to the fax number above.

If you have previously accepted the Rescission Offer and you change your mind, we must receive a legible notice of rejection on or before 3:00 p.m., U.S. Central Time, on September 26, 2008. Otherwise, you will be deemed to have accepted the Rescission Offer pursuant to your original Rescission Offer Acceptance Form.

IF YOU FAIL TO NOTIFY US IN WRITING OF YOUR ACCEPTANCE OF THE RESCISSION OFFER ON OR PRIOR TO 3:00 P.M., U.S. CENTRAL TIME, ON THE EXPIRATION DATE, SEPTEMBER 26, 2008, OR ATTEMPT TO ONLY ACCEPT THE RESCISSION OFFER IN PART, YOU WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER. ACCEPTANCE OR REJECTION OF THE RESCISSION OFFER MAY NOT TERMINATE YOUR RIGHT TO BRING A CIVIL ACTION AGAINST US FOR FAILURE TO REGISTER THE SHARES INCLUDED IN THE UNITS UNDER FEDERAL SECURITIES LAWS. HOWEVER, FEDERAL LAW DOES PROVIDE THAT YOU MAY LOSE ANY RESCISSION RIGHTS UNDER FEDERAL SECURITIES LAWS ONE YEAR FROM THE DATE OF PURCHASE OF SUCH SHARES AND THREE YEARS FROM THE DATE SUCH SHARES WERE BONA FIDE OFFERED TO THE PUBLIC.

If you have questions regarding how to reject the Rescission Offer, you can also call the Dell Inc. Rescission Offer Call Center by dialing your country’s international long distance access code followed by 877-888-4601, Monday through Friday between the hours of 8:00 a.m. and 8:00 p.m., U.S. Central Time.

Funding the Rescission Offer

We have sufficient funds available to pay for the purchase of any Units that may be tendered to us as a result of the Rescission Offer.

Questions about the Rescission Offer

If you have questions about the Rescission Offer, you may call the Dell Inc. Rescission Offer Call Center by dialing your country’s international long distance access code followed by 877-888-4601, Monday through Friday, between 8:00 a.m. and 8:00 p.m., U.S. Central Time. If you have any questions about accessing your Dell Stock Fund transaction history, you can find more information by accessing your account at http://resources.hewitt.com/dell. If you need further assistance or if you do not have access to your online account, you should call the Dell Benefits Center at 1-888-335-5663 to request a detailed listing of your transactions by mail or fax. Please allow 10-13 days to receive your Dell Stock Fund transaction history.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax considerations relating to the Rescission Offer. This discussion is based on current law. The following discussion is not exhaustive of all possible tax consequences. It does not give a detailed discussion of any state, local or foreign tax consequences, nor does it discuss all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances and only applies if you are an individual citizen or resident of the United States.

You are urged to consult with your own tax advisor regarding the specific consequences to you of the Rescission Offer, including the U.S. federal, state, local, foreign and other tax consequences and the potential changes in applicable tax laws.

Your acceptance or rejection of the Rescission Offer, or the sale of the Units representing our common stock and short-term liquid investments to us pursuant to the Rescission Offer or the receipt of the specified payment if you had previously sold your Units at a loss, is not considered to be a taxable event before withdrawal or distribution of funds from your Plan account. If you currently have a Plan account and are an active employee of Dell, your proceeds from the Rescission Offer will be credited to your Plan account and will be invested in accordance with your current investment elections in the Plan. If you have separate investment elections on file for both employee and employer contributions, your proceeds will be invested in accordance with your investment elections for employer contributions. If you currently have a Plan account, but you are not an active employee of Dell or do not have current investment elections on file, your proceeds from the Rescission Offer will be credited to your Plan account and invested in the Dodge & Cox Balanced Fund. Upon any later withdrawal or distribution, any gain resulting from the Rescission Offer will generally be taxable as ordinary income. An additional ten percent income tax may be imposed in cases of early withdrawal.

If you have directed and caused a full distribution from the Plan and no longer have an individual account in the Plan, a new Plan account will be established for you and any amounts paid in respect of the Rescission Offer will be credited to your account and invested in the Dodge & Cox Balanced Fund. The Plan’s distribution rules vary based on your personal circumstances such as your account balance, age, and employment status. As a result, you should review the Plan’s Summary Plan Description and the “Questions and Answers About the Rescission Offer” in this Prospectus for more information on your distribution options. A direct rollover into an individual retirement account or other qualified retirement plan is not considered to be a taxable event. If the proceeds from the Rescission Offer are not rolled over, however, and you receive a distribution from the Plan, such distribution will generally be taxable as ordinary income to you as described above. An additional ten percent income tax may be imposed depending on your age.

To ensure compliance with U.S. Treasury Department Circular 230, we inform you that the preceding discussion (and any other discussion of U.S. federal tax issues herein) is written in connection with the promotion or marketing of the Rescission Offer and is not intended to be relied upon, and cannot be relied upon) by a participant in such offer for the purpose of avoiding penalties that may be imposed under the Internal Revenue Code. Each prospective participant in the Rescission Offer should seek advice based on his or her own particular circumstances from an independent tax advisor.

USE OF PROCEEDS

We will receive no proceeds from the Rescission Offer.

NOTICE OF BLACKOUT PERIOD

This notice is intended to comply with the requirements of Department of Labor Final Regulation Relating to Notice of Blackout Periods to Participants and Beneficiaries, 29 C.F.R. Section 2520.101-3, to the extent such requirements apply to the Rescission Offer. Accordingly, this notice is intended to inform affected participants (and beneficiaries) of the Plan of a “blackout period” during which their right to direct or diversify their Plan investments may be temporarily suspended.

If you are being offered the opportunity to participate in this Rescission Offer and you hold Units in the Dell Stock Fund in your Plan account on the Expiration Date, all transactions related to your Plan account will be temporarily suspended on the Expiration Date. The temporary suspension is called a “blackout period” and applies whether or not you accept the Rescission Offer. The blackout period will begin at 3:00 p.m., U.S. Central Time, on September 26, 2008, and, if you accept the Rescission Offer, will end at 11:59 p.m., U.S. Central Time on October 1, 2008. You will be notified in the event that the blackout period is extended past October 1, 2008. If you do not accept the Rescission Offer, the blackout period will end at 12:01 a.m., U.S. Central Time, on September 29, 2008.

The blackout period is required to ensure smooth processing of the Rescission Offer. The Trustee will not permit any transactions related to your Plan account during the blackout period. This means:

•	you will be unable to direct or diversify your investments in your Plan account during the blackout period; and

•	all requests for loans and distributions (including hardship distributions) will be delayed until after the blackout period ends (any requests made during the blackout period do not need to be remade once the blackout period ends).

You will need to initiate any requests prior to 3:00 p.m., U.S. Central Time, on the date the blackout begins for those requests to take effect. It is important that you review and consider the appropriateness of your current investments in light of your inability to direct or diversify investments in your Plan account during the blackout period. For your long-term retirement security, you should give careful consideration to the importance of a well-balanced and diversified investment portfolio, taking into account all your assets, income and investments. You should be aware that there is a risk to holding substantial portions of your assets in the securities of any one company, such as the Dell Stock Fund, as individual securities tend to have wider price swings, up and down, in short periods of time, than investments in diversified funds. Our common stock may have a wide price swing during the blackout period resulting in a large loss, and you will not be able to direct the sale of Units from your Plan account during the blackout period.

If you have any questions concerning this notice or the blackout period, including whether the blackout period has ended, you should contact the Dell Benefits Center at 1-888-335-5663. Whether or not you are planning retirement in the near future, we encourage you to consider how this blackout period may affect your retirement planning, as well as your overall financial plan.

For additional information and limitations on Plan investments and how to direct investment of your Plan account, see the Plan Summary Plan Description. To obtain a copy of the Plan Summary Plan Description, you may view and print a copy from the Dell intranet or you may contact the Dell Benefits Center at 1-888-335-5663.

WHERE YOU CAN FIND MORE INFORMATION

We maintain an Internet website at www.dell.com. All of our reports filed with the SEC (including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and proxy statements) are accessible through the Investor Relations section of our website at www.dell.com/investor, free of charge, as soon as reasonably practicable after electronic filing. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Room 1580, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at www.sec.gov.

We have filed with the SEC a registration statement under the Securities Act that registers the distribution of the securities offered hereby. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities being offered. This prospectus, which forms part of the registration statement, omits certain of the information contained in the registration statement in accordance with the rules and regulations of the SEC. Reference is hereby made to the registration statement and related exhibits for further information with respect to us and the securities offered hereby. Statements contained in this prospectus concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate into this prospectus by reference the following documents filed by us with the SEC, each of which should be considered an important part of this prospectus:

•	Our Annual Report on Form 10-K for the fiscal year ended February 1, 2008;

•	Our Proxy Statement for the Annual Meeting of Stockholders scheduled for July 18, 2008;

•	Our Quarterly Report on Form 10-Q for the fiscal quarter ended May 2, 2008;

•	Our Current Reports on Form 8-K filed on February 12, 2008, March 31, 2008, April 17, 2008, April 24, 2008, May 19, 2008, June 5, 2008 and June 30, 2008; and

•	The description of our common stock, par value $0.01 per share, contained in the Registration Statement on Form 8-A dated June 20, 1988, including any amendment or report filed to update such description.

Any person, including any beneficial owner, to whom this prospectus is delivered may request copies of this prospectus and any of the documents incorporated by reference in this prospectus, without charge, by written or oral request directed to Dell Investor Relations, Dell Inc., One Dell Way, Round Rock, Texas 78682, telephone (512) 728-7800, on the “Investor Relations” section of Dell’s website at http://www.dell.com/investor or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

LEGAL MATTERS

Unless otherwise specified in this prospectus, certain legal matters relating to the securities to be offered hereby will be passed upon for us by Janet B. Wright, Esq., Director — Corporate Legal of our Company.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to Dell’s Current Report on Form 8-K dated June 5, 2008, and the financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Dell Inc. for the year ended February 1, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following is an itemized statement of the expenses expected to be incurred in connection with the Rescission Offer. With the exception of the SEC registration fee, the amounts set forth below are estimates.

SEC registration fee	$12,063
Accounting fees and expenses	15,000
Printing and mailing fees	126,000
Legal fees and expenses	183,000
Miscellaneous	944,000

Total	$1,280,063

Item 14.	Indemnification of Directors and Officers.

Under our Restated Certificate of Incorporation and Restated Bylaws, our officers and directors are entitled to indemnification from Dell to the fullest extent permitted by the General Corporation Law of the State of Delaware, or DGCL. In addition, Dell may, to the fullest extent permitted by the DGCL or to such lesser extent as is determined in the discretion of the Board of Directors, indemnify its other employees and agents. Pursuant to Section 145 of the DGCL, Dell generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of Dell, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of Dell, however, indemnification is generally limited to attorneys’ fees and other expenses and is not available if the person is adjudged to be liable to Dell unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. Dell also has the power to purchase and maintain insurance for its directors and officers.

The preceding discussion of our Restated Certificate of Incorporation and Section 145 of the DGCL is not intended to be exhaustive and is qualified by the Restated Certificate of Incorporation and Section 145 of the DGCL.

We have entered into indemnification agreements with each of our non-employee directors. Those agreements do not increase the extent or scope of the indemnification provided but were entered into to establish processes and procedures for indemnification claims.

Item 15.	Recent Sales of Unregistered Securities.

Set forth below is a listing of all sales of securities by Dell during the past three years not registered under the Securities Act of 1933, as amended:

Internal Restructuring. We have modified the corporate organizational structure of certain of our subsidiaries to achieve more integrated global operations and to provide various financial, operational, and tax efficiencies. In connection with this internal restructuring, on December 28, 2006, we issued approximately 475 million shares of our common stock valued at $12.0 billion based on the closing price on The NASDAQ Stock Market on that date, to a wholly-owned subsidiary in return for an equivalent value in equity interests in the subsidiary. As part of the restructuring, the subsidiary used these shares to acquire a controlling interest in another wholly-owned subsidiary. Because all the shares issued as part of this restructuring are held by one or more of our wholly-owned subsidiaries, the shares are not considered outstanding in our consolidated financial statements or for voting purposes. We continue to be the ultimate beneficial owner of all subsidiaries involved in the internal restructuring.

These shares have not been registered under the Securities Act and were issued in a transaction not involving a public offering pursuant to the exemption under Section 4(2) of the Securities Act. The shares may not be resold absent registration or an applicable exemption from the registration requirements under the Securities Act or other applicable law.

Certain Employee Benefit Plan Securities. As a result of our inability to file our Annual Report on Form 10-K for Fiscal 2007 on its due date (April 3, 2007), we suspended our sale of Dell securities under our various employee benefit plans. In preparing for that suspension, we discovered that we had inadvertently failed to file with the SEC certain registration statements relating to securities under the plans.

•	Employee Stock Purchase Plan: Until the first quarter of Fiscal 2009, we maintained an Employee Stock Purchase Plan available to substantially all our employees worldwide. In 1994, stockholders approved additional shares for issuance under our Employee Stock Purchase Plan. We discovered that the issuance of these additional shares was never registered. Consequently, we have inadvertently issued approximately 54 million unregistered shares under this plan since 1996.

•	Retirement Plans: We maintain a 401(k) retirement savings plan that is available to substantially all of our U.S. employees and a separate retirement plan that is available to our employees in Canada. Both of those plans contain a “Dell Stock Fund,” and both plans allow participants to allocate some or all of their account balances to interests in the Dell Stock Fund. The Dell common stock held in the Dell Stock Funds is not purchased from Dell; rather, the plan trustees accumulate the plan contributions that are directed to the Dell Stock Funds and purchase for the Dell Stock Funds shares of Dell common stock in open market transactions. Nevertheless, because we sponsor the plans, we may be required to register certain transactions in the plans related to shares of Dell common stock. We discovered that we may be deemed to have been required to file a Form S-8 in July 2003 to register additional share transactions in the 401(k) Plan and a Form S-8 to register share transactions in the Canadian retirement plan in 1999. Consequently, we may be deemed to have inadvertently failed to register transactions in the two plans relating to up to approximately 37 million shares.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit
Number		Description of Exhibit

3.1		Restated Certificate of Incorporation, filed February 1, 2006 (incorporated by reference to Exhibit 3.3 of Dell’s Current Report on Form 8-K filed on February 2, 2006, Commission File No. 0-17017).

3.2		Restated Bylaws, as amended and effective March 8, 2007 (incorporated by reference to Exhibit 3.1 of Dell’s Current Report on Form 8-K filed on March 13, 2007, Commission File No. 0-17017).

4.1		Indenture, dated as of April 27, 1998, between Dell Computer Corporation and Chase Bank of Texas, National Association (incorporated by reference to Exhibit 99.2 of Dell’s Current Report on Form 8-K filed April 28, 1998, Commission File No. 0-17017).

4.2		Officers’ Certificate pursuant to Section 301 of the Indenture establishing the terms of Dell’s 6.55% Senior Notes Due 2008 (incorporated by reference to Exhibit 99.3 of Dell’s Current Report on Form 8-K filed April 28, 1998, Commission File No. 0-17017).

4.3		Officers’ Certificate pursuant to Section 301 of the Indenture establishing the terms of Dell’s 7.10% Senior Debentures Due 2028 (incorporated by reference to Exhibit 99.4 of Dell’s Current Report on Form 8-K filed April 28, 1998, Commission File No. 0-17017).

4.4		Form of Dell’s 6.55% Senior Notes Due 2008 (incorporated by reference to Exhibit 99.5 of Dell’s Current Report on Form 8-K filed April 28, 1998, Commission File No. 0-17017).

4.5		Form of Dell’s 7.10% Senior Debentures Due 2028 (incorporated by reference to Exhibit 99.6 of Dell’s Current Report on Form 8-K filed April 28, 1998, Commission File No. 0-17017).

4.6		Indenture, dated as of April 17, 2008, between Dell Inc. and The Bank of New York Trust Company, N.A., as trustee (including the form of notes) (incorporated by reference to Exhibit 4.1 of Dell’s Current Report on Form 8-K filed April 17, 2008, Commission File No. 0-17017).

4.7		Exchange and Registration Rights Agreement, dated as of April 17, 2008, among Dell Inc. and Barclays Capital Inc., Goldman Sachs & Co. and J.P. Morgan Securities Inc., as representatives of the several purchasers named therein (incorporated by reference to Exhibit 4.2 of Dell’s Current Report on Form 8-K filed April 17, 2008, Commission File No. 0-17017).

4	.8**	Tolling and Standstill Agreement, dated May 14, 2008, between Dell and the Benefits Administration Committee, on behalf of the Dell Inc. 401(k) Plan.

5	.1**	Opinion of Janet B. Wright, Esq., Director–Corporate Legal of Dell Inc. regarding legality of common stock being registered.

10.1		Amended and Restated Dell Computer Corporation 1994 Incentive Plan (incorporated by reference to Exhibit 99 of Dell’s Registration Statement on Form S-8, filed October 31, 2000, Registration No. 333-49014).

10.2		Amended and Restated Dell Computer Corporation 1998 Broad Based Stock Option Plan (incorporated by reference to Exhibit 99 of Dell’s Registration Statement on Form S-8, filed October 31, 2000, Registration No. 333-49016).

10.3		Dell Computer Corporation 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 of Dell’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 2, 2002, Commission File No. 0-17017).

10.4		Dell Inc. Amended and Restated 2002 Long-Term Incentive Plan (incorporated by reference to Appendix A of Dell’s 2007 proxy statement filed on October 31, 2007, Commission File No. 0-17017).

10.5	Amended and Restated Dell Inc. 401(k) Plan, adopted effective as of January 1, 2007 (incorporated by reference to Exhibit 10.5 to Dell’s Annual Report on Form 10-K for the fiscal year ended February 1, 2008, Commission File No. 0-17017).

10.6	Amended and Restated Dell Computer Corporation Deferred Compensation Plan (incorporated by reference to Exhibit 10.6 to Dell’s Annual Report on Form 10-K for the fiscal year ended January 30, 2004, Commission File No. 0-17017).

10.7	Executive Incentive Bonus Plan, adopted July 18, 2003 (incorporated by reference to Exhibit 10.1 of Dell’s Quarterly Report on Form 10-Q for the fiscal year ended August 1, 2003, Commission File No. 0-17017).

10.8	Form of Indemnification Agreement between Dell and each Non-Employee Director of Dell (incorporated by reference to Exhibit 10.11 to Dell’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003, Commission File No. 0-17017).

10.9	Form of Performance Based Stock Unit Agreement for employees under the 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.2 of Dell’s Current Report on Form 8-K filed March 14, 2006, Commission File No. 0-17017).

10.10	Form of Restricted Stock Agreement for Non-Employee Directors under the 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 of Dell’s Current Report on Form 8-K filed July 27, 2006, Commission File No. 0-17017).

10.11	Form of Restricted Stock Unit Agreement for Non-Employee Directors under the 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.2 of Dell’s Current Report on Form 8-K filed July 27, 2006, Commission File No. 0-17017).

10.12	Form of Nonstatutory Stock Option Agreement for Non-Employee Directors under the 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.3 of Dell’s Current Report on Form 8-K filed July 27, 2006, Commission File No. 0-17017).

10.13	Form of Nonstatutory Stock Option Agreement for grant to Donald J. Carty under the 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 of Dell’s Current Report on Form 8-K filed December 20, 2006, Commission File No. 0-17017).

10.14	Form of Stock Unit Agreement for grant to Donald J. Carty under the 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.2 of Dell’s Current Report on Form 8-K filed December 20, 2006, Commission File No. 0-17017).

10.15	Form of Restricted Stock Unit Agreement for Non-Employee Directors under the Amended and Restated 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.10 of Dell’s Quarterly Report on Form 10-Q filed on October 30, 2007, Commission File No. 0-17017).

10.16	Form of Nonstatutory Stock Option Agreement for Non-Employee Directors under the Amended and Restated 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.11 of Dell’s Quarterly Report on Form 10-Q filed on October 30, 2007, Commission File No. 0-17017).

10.17	Form of Performance Based Stock Unit Agreement for Executive Officers under the Amended and Restated 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.17 of Dell’s Annual Report on Form 10-K for the fiscal year ended February 1, 2008, Commission File No. 0-17017).

10.18	Form of Nonstatutory Stock Option Agreement for Executive Officers under the Amended and Restated 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.18 of Dell’s Annual Report on Form 10-K for the fiscal year ended February 1, 2008, Commission File No. 0-17017).

10.19	Form of Restricted Stock Unit Agreement for Executive Officers under the Amended and Restated 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.19 of Dell’s Annual Report on Form 10-K for the fiscal year ended February 1, 2008, Commission File No. 0-17017).

10.20		Form of Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement for Executive Officers (incorporated by reference to Exhibit 10.1 of Dell’s Current Report on Form 8-K filed on July 16, 2007, Commission file No. 0-17017).

10.21		Form of Release Agreement between Dell and Current and Former Executive Officers with respect to Expired Stock Options (incorporated by reference to Exhibit 10.1 of Dell’s Current Report on Form 8-K file July 16, 2007, Commission file No. 0-17017).

10.22		Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement between Kevin B. Rollins and Dell Inc. (incorporated by reference to Exhibit 99.2 of Dell’s Current Report on Form 8-K filed February 20, 2007, Commission File No. 0-17017).

10.23		Letter Agreement regarding Severance Benefits between Michael R. Cannon and Dell Inc. (incorporated by reference to Exhibit 99.1 of Dell’s Current Report on Form 8-K filed February 21, 2007, Commission File No. 0-17017).

10.24		Letter Agreement regarding Severance Benefits between Ronald G. Garriques and Dell Inc. (incorporated by reference to Exhibit 99.2 of Dell’s Current Report on Form 8-K filed February 21, 2007, Commission File No. 0-17017).

10.25		Form of Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement (incorporated by reference to Exhibit 99.3 of Dell’s Current Report on Form 8-K filed February 21, 2007, Commission File No. 0-17017).

10.26		Form of Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement for Executive Officers (incorporated by reference to Exhibit 10.1 of Dell’s Current Report on Form 8-K filed on September 12, 2007, Commission file No. 0-17017).

10.27		Separation Agreement and Release between Kevin B. Rollins and Dell Inc. (incorporated by reference to Exhibit 99.1 of Dell’s Current Report on Form 8-K filed February 20, 2007, Commission File No. 0-17017).

21		Subsidiaries of Dell (incorporated by reference to Exhibit 21 of Dell’s Annual Report on Form 10-K for the fiscal year ended February 2, 2007, Commission File No. 0-17017).

23.1		Consent of Janet B. Wright, Esq., Director–Corporate Legal of Dell Inc. (included as part of the opinion filed as Exhibit 5.1) (see Exhibit 5.1 above).

23	.2*	Consent of Independent Registered Public Accounting Firm.

24	.1**	Power of Attorney (set forth on signature page).

99	.1*	Forms of cover letters to Rescission Offer recipients.

99	.2*	Form of Rescission Offer Acceptance Form.

*	Filed herewith

**	Previously filed

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) That, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

(c) That insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Round Rock, State of Texas, on the 21st day of July, 2008.

DELL INC.

By:	/s/ Lawrence P. Tu
Lawrence P. Tu
Senior Vice President &
General Counsel

Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* Michael S. Dell	Chairman and Chief Executive Officer (principal executive officer)	July 21, 2008

* Donald J. Carty	Vice Chairman and Chief Financial Officer (principal financial officer)	July 21, 2008

* William H. Gray, III	Director	July 21, 2008

* Sallie L. Krawcheck	Director	July 21, 2008

* Alan G. Lafley	Director	July 21, 2008

* Judy C. Lewent	Director	July 21, 2008

* Thomas W. Luce III	Director	July 21, 2008

* Klaus S. Luft	Director	July 21, 2008

* Alex J. Mandl	Director	July 21, 2008

* Michael A. Miles	Director	July 21, 2008

* Samuel A. Nunn, Jr.	Director	July 21, 2008

Name		Title	Date

* Thomas W. Sweet		Vice President, Corporate Finance (principal accounting officer)	July 21, 2008

*By:	/s/ Lawrence P. Tu Lawrence P. Tu Attorney-in-Fact		July 21, 2008

INDEX TO EXHIBITS

Exhibit
Number		Description of Exhibit

3.1		Restated Certificate of Incorporation, filed February 1, 2006 (incorporated by reference to Exhibit 3.3 of Dell’s Current Report on Form 8-K filed on February 2, 2006, Commission File No. 0-17017).

3.2		Restated Bylaws, as amended and effective March 8, 2007 (incorporated by reference to Exhibit 3.1 of Dell’s Current Report on Form 8-K filed on March 13, 2007, Commission File No. 0-17017).

4.1		Indenture, dated as of April 27, 1998, between Dell Computer Corporation and Chase Bank of Texas, National Association (incorporated by reference to Exhibit 99.2 of Dell’s Current Report on Form 8-K filed April 28, 1998, Commission File No. 0-17017).

4.2		Officers’ Certificate pursuant to Section 301 of the Indenture establishing the terms of Dell’s 6.55% Senior Notes Due 2008 (incorporated by reference to Exhibit 99.3 of Dell’s Current Report on Form 8-K filed April 28, 1998, Commission File No. 0-17017).

4.3		Officers’ Certificate pursuant to Section 301 of the Indenture establishing the terms of Dell’s 7.10% Senior Debentures Due 2028 (incorporated by reference to Exhibit 99.4 of Dell’s Current Report on Form 8-K filed April 28, 1998, Commission File No. 0-17017).

4.4		Form of Dell’s 6.55% Senior Notes Due 2008 (incorporated by reference to Exhibit 99.5 of Dell’s Current Report on Form 8-K filed April 28, 1998, Commission File No. 0-17017).

4.5		Form of Dell’s 7.10% Senior Debentures Due 2028 (incorporated by reference to Exhibit 99.6 of Dell’s Current Report on Form 8-K filed April 28, 1998, Commission File No. 0-17017).

4.6		Indenture, dated as of April 17, 2008, between Dell Inc. and The Bank of New York Trust Company, N.A., as trustee (including the form of notes) (incorporated by reference to Exhibit 4.1 of Dell’s Current Report on Form 8-K filed April 17, 2008, Commission File No. 0-17017).

4.7		Exchange and Registration Rights Agreement, dated as of April 17, 2008, among Dell Inc. and Barclays Capital Inc., Goldman Sachs & Co. and J.P. Morgan Securities Inc., as representatives of the several purchasers named therein (incorporated by reference to Exhibit 4.2 of Dell’s Current Report on Form 8-K filed April 17, 2008, Commission File No. 0-17017).

4	.8**	Tolling and Standstill Agreement, dated May 14, 2008, between Dell and the Benefits Administration Committee, on behalf of the Dell Inc. 401(k) Plan.

5	.1**	Opinion of Janet B. Wright, Esq., Director–Corporate Legal of Dell Inc. regarding legality of common stock being registered.

10.1		Amended and Restated Dell Computer Corporation 1994 Incentive Plan (incorporated by reference to Exhibit 99 of Dell’s Registration Statement on Form S-8, filed October 31, 2000, Registration No. 333-49014).

10.2		Amended and Restated Dell Computer Corporation 1998 Broad Based Stock Option Plan (incorporated by reference to Exhibit 99 of Dell’s Registration Statement on Form S-8, filed October 31, 2000, Registration No. 333-49016).

10.3		Dell Computer Corporation 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 of Dell’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 2, 2002, Commission File No. 0-17017).

10.4		Dell Inc. Amended and Restated 2002 Long-Term Incentive Plan (incorporated by reference to Appendix A of Dell’s 2007 proxy statement filed on October 31, 2007, Commission File No. 0-17017).

10.5	Amended and Restated Dell Inc. 401(k) Plan, adopted effective as of January 1, 2007 (incorporated by reference to Exhibit 10.5 to Dell’s Annual Report on Form 10-K for the fiscal year ended February 1, 2008, Commission File No. 0-17017).

10.6	Amended and Restated Dell Computer Corporation Deferred Compensation Plan (incorporated by reference to Exhibit 10.6 to Dell’s Annual Report on Form 10-K for the fiscal year ended January 30, 2004, Commission File No. 0-17017).

10.7	Executive Incentive Bonus Plan, adopted July 18, 2003 (incorporated by reference to Exhibit 10.1 of Dell’s Quarterly Report on Form 10-Q for the fiscal year ended August 1, 2003, Commission File No. 0-17017).

10.8	Form of Indemnification Agreement between Dell and each Non-Employee Director of Dell (incorporated by reference to Exhibit 10.11 to Dell’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003, Commission File No. 0-17017).

10.9	Form of Performance Based Stock Unit Agreement for employees under the 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.2 of Dell’s Current Report on Form 8-K filed March 14, 2006, Commission File No. 0-17017).

10.10	Form of Restricted Stock Agreement for Non-Employee Directors under the 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 of Dell’s Current Report on Form 8-K filed July 27, 2006, Commission File No. 0-17017).

10.11	Form of Restricted Stock Unit Agreement for Non-Employee Directors under the 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.2 of Dell’s Current Report on Form 8-K filed July 27, 2006, Commission File No. 0-17017).

10.12	Form of Nonstatutory Stock Option Agreement for Non-Employee Directors under the 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.3 of Dell’s Current Report on Form 8-K filed July 27, 2006, Commission File No. 0-17017).

10.13	Form of Nonstatutory Stock Option Agreement for grant to Donald J. Carty under the 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.1 of Dell’s Current Report on Form 8-K filed December 20, 2006, Commission File No. 0-17017).

10.14	Form of Stock Unit Agreement for grant to Donald J. Carty under the 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 99.2 of Dell’s Current Report on Form 8-K filed December 20, 2006, Commission File No. 0-17017).

10.15	Form of Restricted Stock Unit Agreement for Non-Employee Directors under the Amended and Restated 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.10 of Dell’s Quarterly Report on Form 10-Q filed on October 30, 2007, Commission File No. 0-17017).

10.16	Form of Nonstatutory Stock Option Agreement for Non-Employee Directors under the Amended and Restated 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.11 of Dell’s Quarterly Report on Form 10-Q filed on October 30, 2007, Commission File No. 0-17017).

10.17	Form of Performance Based Stock Unit Agreement for Executive Officers under the Amended and Restated 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.17 of Dell’s Annual Report on Form 10-K for the fiscal year ended February 1, 2008, Commission File No. 0-17017).

10.18	Form of Nonstatutory Stock Option Agreement for Executive Officers under the Amended and Restated 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.18 of Dell’s Annual Report on Form 10-K for the fiscal year ended February 1, 2008, Commission File No. 0-17017).

10.19	Form of Restricted Stock Unit Agreement for Executive Officers under the Amended and Restated 2002 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.19 of Dell’s Annual Report on Form 10-K for the fiscal year ended February 1, 2008, Commission File No. 0-17017).

10.20		Form of Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement for Executive Officers (incorporated by reference to Exhibit 10.1 of Dell’s Current Report on Form 8-K filed on July 16, 2007, Commission file No. 0-17017).

10.21		Form of Release Agreement between Dell and Current and Former Executive Officers with respect to Expired Stock Options (incorporated by reference to Exhibit 10.1 of Dell’s Current Report on Form 8-K file July 16, 2007, Commission file No. 0-17017).

10.22		Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement between Kevin B. Rollins and Dell Inc. (incorporated by reference to Exhibit 99.2 of Dell’s Current Report on Form 8-K filed February 20, 2007, Commission File No. 0-17017).

10.23		Letter Agreement regarding Severance Benefits between Michael R. Cannon and Dell Inc. (incorporated by reference to Exhibit 99.1 of Dell’s Current Report on Form 8-K filed February 21, 2007, Commission File No. 0-17017).

10.24		Letter Agreement regarding Severance Benefits between Ronald G. Garriques and Dell Inc. (incorporated by reference to Exhibit 99.2 of Dell’s Current Report on Form 8-K filed February 21, 2007, Commission File No. 0-17017).

10.25		Form of Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement (incorporated by reference to Exhibit 99.3 of Dell’s Current Report on Form 8-K filed February 21, 2007, Commission File No. 0-17017).

10.26		Form of Protection of Sensitive Information, Noncompetition and Nonsolicitation Agreement for Executive Officers (incorporated by reference to Exhibit 10.1 of Dell’s Current Report on Form 8-K filed on September 12, 2007, Commission file No. 0-17017).

10.27		Separation Agreement and Release between Kevin B. Rollins and Dell Inc. (incorporated by reference to Exhibit 99.1 of Dell’s Current Report on Form 8-K filed February 20, 2007, Commission File No. 0-17017).

21		Subsidiaries of Dell (incorporated by reference to Exhibit 21 of Dell’s Annual Report on Form 10-K for the fiscal year ended February 2, 2007, Commission File No. 0-17017).

23.1		Consent of Janet B. Wright, Esq., Director–Corporate Legal of Dell Inc. (included as part of the opinion filed as Exhibit 5.1) (see Exhibit 5.1 above).

23	.2*	Consent of Independent Registered Public Accounting Firm.

24	.1**	Power of Attorney (set forth on signature page).

99	.1*	Forms of cover letters to Rescission Offer recipients.

99	.2*	Form of Rescission Offer Acceptance Form.

*	Filed herewith

**	Previously filed